Exhibit 99.3

Suneva Surpasses 1 Million
Syringes of Bellafill® Distributed
Since the Biostimulator’s
Inception

SAN DIEGO, Feb. 8, 2022 /PRNewswire/ -- Suneva Medical, Inc. (“Suneva” or the “Company”), an innovative medical technology company using regenerative medicine to change the standard of care in aesthetic treatments, today announced that it reached a milestone of distributing more than 1 million syringes of Bellafill® at the close of 2021. Bellafill, which has been available for regenerative aesthetic use since 2007, is Suneva’s five-year, FDA-approved filler for the correction of nasolabial folds and moderate to severe, atrophic, distensible facial acne scars on people’s cheeks.

Bellafill is one of the most studied dermal fillers on the market, with more than 1,542 patients enrolled across multiple clinical studies, demonstrating its safety and efficacy. In a 14-year post-market surveillance study, data shows Bellafill had a consistently low adverse event rate (0.11%) comparable to other injectable hyaluronic acid (HA) fillers.

“The distribution of Bellafill’s millionth syringe is an extraordinary milestone for believers like myself at Suneva, but what’s more important to us is the improvement in self-image for the countless patients who have benefited from this product,” said Pat Altavilla, Chief Executive Officer of Suneva. “Bellafill’s popularity has grown in recent years, as there are a growing number of patients who are looking for longer-term replacements to shorter-acting fillers, which typically last roughly one to two years. Bellafill can address this growing patient demand and energize the treatment-related needle and budget fatigue many aesthetic patients are likely to feel.”

A Harris Poll1 survey of U.S.-based dermal filler patients revealed that almost 90% of patients interviewed experienced “filler fatigue.”2 This phenomenon refers to the feeling of frustration as a result of having to return to dermal filler providers regularly in order to maintain the filler’s benefits. This poll demonstrated that many of these patients are impacted by the time, pain and cost of regular and on-going filler injections.

Suneva has built its product portfolio to consist of several “only” and “first to market” products. Bellafill is the only filler that stimulates the patient’s own natural collagen, providing immediate correction and lasting up to five years with each treatment. For full product and safety information, visit: https://www.sunevamedical.com/ifu/.

“Bellafill has been revolutionary for both my patients and practice,” said Dr. Jason Rupeka, at Youthology Medspa in Warren, OH. “Bellafill is a game changing product that has differentiated myself from other aesthetic providers. By offering my patients instant volume results along with future endogenous collagen production, I’ve been able to serve their immediate aesthetic needs that will only improve over time.

Bellafill provides an innovative alternative for patients who had grown tired of the redundancy and cost of other HA filler treatments.”

On January 12, 2022, Suneva Medical and Viveon Health Acquisition Corp. (NYSE American: VHAQ) (“Viveon Health” or “VHAQ”), a special purpose acquisition company, announced that they entered into a definitive merger agreement. Upon completion of the transaction, the combined company’s securities are expected to be traded on the NYSE American under the symbol “RNEW.”

About Bellafill®

Bellafill® is the only FDA-approved collagen-based dermal filler with polymethyl methacrylate (PMMA) microspheres. The collagen gel in Bellafill provides immediate volume and lift to correct wrinkles and acne scars for up to five years. Once injected, these microspheres work to stimulate the patient’s own natural collagen that provides structural support for smoother-looking skin. Bellafill is only available via injection by a physician, for patients 21 years or older. For more information, visit https://bellafill.com/.

[1]	The survey was conducted online by The Harris Poll on behalf of Suneva Medical and Vance & Associates within the United States between February 26 and March 14, 2018 among 503 U.S. adults ages 30-65 who have had dermal fillers in the past. Data was weighted where necessary to bring it into line with actual proportions in the population.

[2]	“Filler fatigue” is defined as those who selected strongly or somewhat agree for any of the following statements: If I could, I would get fillers more often; There are times that I’ve felt that my filler doesn’t last as long as it used to; Having to frequently get fillers gets in the way of me living my life the way I want to; I don’t get fillers as often as I would like; It is a hassle to find time to schedule a filler appointment; I have to frequently make appointments to get fillers.

About Suneva Medical, Inc.

Suneva Medical, Inc., headquartered in San Diego, CA, is a leader in regenerative aesthetics. It is focused on developing, manufacturing and commercializing branded products for providers and their patients. Suneva Medical offers a portfolio of products to address the impact of the aging process to deliver solutions that leverage the body’s own restorative capacity. The product portfolio is composed of several “only” and “first to market” solutions with both FDA PMA approval and 510(k) clearance. For more information, visit www.sunevamedical.com.

Important Information About the Proposed Business Combination and Where to Find It

In connection with the proposed business combination, Viveon Health will file a registration statement on Form S-4 containing a proxy statement/prospectus (the “Form S-4”) with the U.S. Securities and Exchange Commission (SEC). The Form S-4 will include a proxy statement to be distributed to holders of Viveon Health’s common stock in connection with the solicitation of proxies for the vote by Viveon Health’s stockholders with respect to the proposed transaction and other matters as described in the Form S-4, as well as the prospectus relating to the offer of securities to be issued to Suneva’s stockholders in connection with the proposed business combination. After the Form S-4 has been filed and declared effective, Viveon Health will mail a definitive proxy statement, when available, to its stockholders. Investors, security holders and other interested parties are urged to read the Form S-4, any amendments thereto and any other documents filed with the SEC carefully and in their entirety when they become available because they will contain important information about Viveon Health, Suneva and the proposed business combination. Additionally, Viveon Health will file other relevant materials with the SEC in connection with the business combination. Copies may be obtained free of charge at the SEC’s web site at www.sec.gov. Securityholders of Viveon Health are urged to read the Form S-4 and the other relevant materials when they become available before making any voting decision with respect to the proposed business combination because they will contain important information about the business combination and the parties to the business combination. The information contained on, or that may be accessed through, the websites referenced in this press release is not incorporated by reference into, and is not a part of, this press release.

Participants in the Solicitation

Viveon Health and its directors and executive officers may be deemed participants in the solicitation of proxies from Viveon Health’s stockholders with respect to the business combination. A list of the names of those directors and executive officers and a description of their interests in Viveon Health will be included in the Form S-4 for the proposed business combination and be available at www.sec.gov.

Additional information regarding the interests of such participants will be contained in the proxy statement/prospectus for the proposed business combination when available. Information about Viveon Health’s directors and executive officers and their ownership of Viveon Health’s common stock is set forth in Viveon Health’s prospectus, dated December 22, 2020, as modified or supplemented by any Form 3 or Form 4 filed with the SEC since the date of such filing. Other information regarding the direct and indirect interests of the participants in the proxy solicitation will be included in the proxy statement/prospectus pertaining to the proposed business combination when it becomes available. These documents can be obtained free of charge from the SEC’s web site at www.sec.gov.

Suneva and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the stockholders of Viveon Health in connection with the proposed business combination. A list of the names of such directors and executive officers and information regarding their interests in the proposed business combination will be included in the Form S-4 for the proposed business combination.

Forward-Looking Statements

Certain statements made in this press release are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “target,” “believe,” “expect,” “will,” “shall,” “may,” “anticipate,” “estimate,” “would,” “positioned,” “future,” “forecast,” “intend,” “plan,” “project,” “outlook” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Examples of forward-looking statements include, among others, statements made in this press release regarding: the ability for Bellafill to provide an alternative for patients, address “filler fatigue” and differentiate providers; continued and increasing demand for long-lasting derma fillers; the combined company’s shares being traded on the NYSE American; the proposed transactions contemplated by the merger agreement, including the benefits of the proposed business combination; and becoming a leader in the regenerative aesthetics sector. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on Viveon Health’s and Suneva’s current beliefs, expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Actual results and outcomes may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results and outcomes to differ materially from those indicated in the forward-looking statements include, among others, the following: (1) the occurrence of any event, change, or other circumstances that could give rise to the termination of the merger agreement; (2) the institution or outcome of any legal proceedings that may be instituted against Viveon Health and/or Suneva following the announcement of the merger agreement and the transactions contemplated therein; (3) the inability of the parties to complete the proposed business combination, including due to failure to obtain approval of the stockholders of Viveon Health or Suneva, certain regulatory approvals, or satisfy other conditions to closing in the merger agreement; (4) the occurrence of any event, change, or other circumstance that could give rise to the termination of the merger agreement or could otherwise cause the transaction to fail to close; (5) the failure to meet the minimum cash requirements of the merger agreement due to Viveon Health stockholder redemptions and the failure to obtain replacement financing; (6) the inability to complete a concurrent PIPE; (7) the impact of COVID-19 pandemic on Suneva’s business and/or the ability of the parties to complete the proposed business combination; (8) the inability to obtain or maintain the listing of Viveon Health’s shares of common stock on the NYSE American following the proposed business combination; (9) the risk that the proposed business combination disrupts current plans and operations as a result of the announcement and consummation of the proposed business combination; (10) the ability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, competition and the ability of Suneva to grow and manage growth profitably and retain its key employees; (11) costs related to the proposed business combination; (12) changes in applicable laws or regulations; (13) the possibility that Suneva may be adversely affected by other economic, business, and/or competitive factors; (14) the amount of redemption requests made by Viveon Health’s stockholders; (15) the inability for Bellafill to reach as wide of a patient population as anticipated or to continue to perform as it has in the past; and (16) other risks and uncertainties indicated from time to time in the final prospectus of Viveon Health for its initial public offering dated December 22, 2020 filed with the SEC and the Form S-4 relating to the proposed business combination, including those under “Risk Factors” therein, and in Viveon Health’s other filings with the SEC. Viveon Health and Suneva caution that the foregoing list of factors is not exclusive. Viveon Health and Suneva caution readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Viveon Health and Suneva do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or any change in events, conditions, or circumstances on which any such statement is based, whether as a result of new information, future events, or otherwise, except as may be required by applicable law. Neither Viveon Health nor Suneva gives any assurance that the combined company will achieve its expectations.

No Offer or Solicitation

This press release shall not constitute a solicitation of a proxy, consent, or authorization with respect to any securities or in respect of the proposed business combination. This press release shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an exemption therefrom.

3